EXHIBIT 99

For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
ONE-TIME SPECIAL DIVIDEND OF $0.20 PER SHARE

Special Dividend Represents Early Payment of 2013 Quarterly Dividends,
With a 25% Increase

Albany, Ga. (December 7, 2012) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its Board of Directors has declared a one-time special cash dividend of $0.20 per share.  The dividend will be paid on December 27, 2012, to stockholders of record as of December 17, 2012.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer, said, "Considering the ongoing uncertainties regarding federal taxation next year and the potentially significant changes that may soon occur, our Board has decided to make this special dividend payment now in lieu of the regular quarterly dividends we anticipated paying in 2013.  The amount of this special dividend is equivalent to four quarterly payments at an increased rate of $0.05 per share.  This is an increase of 25%, or $0.01 per share per quarter over the quarterly rate of $0.04 for 2012.  The Board plans to reinstate quarterly dividends in 2014, subject to a review of the Company's dividend policy that will take into account tax considerations as well as our capital needs to support future growth."

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia, North Central Florida and Eastern Alabama through 21 full-service branch locations, 11 mortgage offices, and 4 investment offices.  As of September 30, 2012, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $122 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com.

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